EXHIBIT 16.1

November 3, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K/A of Immunocellular Therapeutics Ltd. dated November 3, 2010, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Immunocellular Therapeutics Ltd. contained therein.

/s/ Stonefield Josephson, Inc.